May 3, 1995

Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, NW
Washington, DC  20549

          Re:  Phillips-Van Heusen Corporation

Gentlemen:

          We have been requested by Phillips-Van Heusen Corporation (the "Company"), a Delaware corporation, to furnish our opinion in connection with the registration statement (the "Registration Statement") on Form S-8, filed with you on the date hereof, with respect to the registration of 25,000 shares (the "Shares") of the Company's common stock, par value $1.00 per share, in connection with the Company's Voluntary Investment Plan
(Crystal Brands Division).

          We have made such examination as we have deemed necessary for the purpose of this opinion. Based upon such examination, it is our opinion that, when the Registration Statement has become effective under the Securities Act of 1933 and when the Shares to be issued and sold by the Company have been issued, sold and paid for in the manner described in the Registration Statement, the Shares will have been validly issued and will be fully paid and nonassessable.

          We hereby consent to the use of this opinion as an exhibit to the Registration Statement.

                                   Very truly yours,

                                   ROSENMAN & COLIN



                                   By   Edward H. Cohen
                                        A Partner
EHC